Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-69534, 33-82972, 33-93016, 333-41703, 333-04397, and 333-68309) of AutoImmune Inc., of our report dated February 19, 2004 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 24, 2004